UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):
December 17, 2010

HARTMAN SHORT TERM INCOME PROPERTIES XX, INC.
(Exact name of registrant as specified in its charter)

Maryland	333-154750	26-3455189
(State of Organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

2909 Hillcroft, Suite 420 Houston, Texas
77057
(Address of principal executive offices)		(Zip Code)

(713) 467-2222
(Registrant’s telephone number, including area code)[Missing Graphic Reference]

  Check appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.  Other Events.

   On December 17, 2010, the Board of Directors of Hartman Short Term Income Properties XX, Inc. (the “Company”) authorized the Company’s officers to take the necessary actions to enter into a joint venture agreement with Hartman Short Term Income Properties XIX, Inc. (“Hartman XIX”) to provide approximately 10% of the equity capital required to acquire, on an all cash basis, a retail shopping center with an expected total acquisition cost of approximately $19.15 million.  The acquisition of the joint venture interest by the Company is made contingent upon the following: (i) the sale of the minimum amount of 200,000 shares of the Company’s common stock required to release offering proceeds from the escrow account in accordance with the Company’s prospectus relating to its public offering; (ii) completion of satisfactory due diligence and appraisals regarding the property to be acquired by the joint venture; and (iii) the absence of a material adverse change to the property to be acquired by the joint venture prior to the acquisition date of the joint venture interest.

   On December 17, 2010, the Company’s Board of Directors also authorized the payment of cash distributions to the Company’s shareholders, contingent upon the acquisition of the joint venture interest.  Distributions will (i) accrue daily to the Company’s shareholders of record as of the close of business each day commencing one day following the close of the acquisition of the joint venture interest and the property acquisition by the joint venture, (ii) be payable in cumulative amounts on or before the 20th day of each calendar month and (iii) be calculated at a rate of $0.001918 per share of common stock per day, a rate which, if paid each day over a 365-day period, is equivalent to a 7.0% annualized distribution rate based on a purchase price of $10.00 per share of common stock.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

HARTMAN SHORT TERM INCOME PROPERTIES XX, INC.
By:	/s/ Allen R. Hartman	Date: December 17, 2010
Allen R. Hartman, Chairman of the Board and Chief Executive Officer